Exhibit 11


                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share Statement
                      (Thousands of dollars, except share data)

                               Three Months Ended       Nine Months Ended
                                  September 30,           September 30,
                                1996       1995         1996         1995

   Net earnings              $   6,040  $   4,185    $  17,100    $  11,160

   Weighted average
    number of common
    shares outstanding
    during the period        5,977,636  5,743,401    5,947,669    5,686,915

   Weighted average
    number of maximum
    shares subject to
    exercise under
    outstanding stock
    options at end of
    period                     648,962    647,052      661,328      655,004
                             6,626,598  6,390,453    6,608,997    6,341,919
   Less treasury shares
    assumed purchased
    with proceeds from
    assumed exercise of
    outstanding options (a)    309,728    407,224      320,842      479,796

   Weighted average
    number of common and
    common equivalent
    shares outstanding
    after assumed
    exercise of options      6,316,870  5,983,229    6,288,155    5,862,123

   Earnings per share
    based on above
    assumptions (b)          $     .96  $     .70    $    2.72    $    1.90

   Earnings per share
    as reported              $     .96  $     .70    $    2.72    $    1.90








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      (a) All options are exercisable under a nonqualified plan.
          The proceeds from assumed exercise of options aggregated $19,711,106 and $20,095,845 in the three and nine month periods ended September 30, 1996 respectively; the proceeds from assumed exercises aggregated $15,828,785 and $16,023,763 in the three and nine month periods ended September 30, 1995, respectively. The proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumption.

     (b) Primary and fully diluted earnings per share are the same for each period presented.





































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